Exhibit 99.2

KAR Auction Services, Inc. Q1 2011 Supplemental Financial Information May 3, 2011

KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP or as substitutes for cash flow from operating activities as measures of our liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended March 31, 2011
(Dollars in millions), (Unaudited)	ADESA	IAAI	AFC	Corporate	Consolidated

Net income (loss)	$25.8	$19.2	$15.0	($20.2)	$39.8
Add back:
Income taxes	(2.1)	9.4	6.2	(12.5)	1.0
Interest expense, net of interest income	0.2	0.6	2.1	30.3	33.2
Depreciation and amortization	21.4	16.4	6.2	0.1	44.1
Intercompany	13.2	9.6	(3.2)	(19.6)	—

EBITDA	58.5	55.2	26.3	(21.9)	118.1
Adjustments	3.2	2.4	(1.4)	5.0	9.2

Adjusted EBITDA	$61.7	$57.6	$24.9	($16.9)	$127.3

	Three Months Ended March 31, 2010
(Dollars in millions), (Unaudited)	ADESA	IAAI	AFC	Corporate	Consolidated

Net income (loss)	$22.8	$11.8	$5.8	($32.3)	$8.1
Add back:
Income taxes	9.8	8.5	4.5	(24.1)	(1.3)
Interest expense, net of interest income	0.2	0.5	1.4	32.8	34.9
Depreciation and amortization	22.1	14.8	6.2	0.2	43.3
Intercompany	10.9	9.5	(2.2)	(18.2)	—

EBITDA	65.8	45.1	15.7	(41.6)	85.0
Adjustments	4.0	3.7	2.0	25.4	35.1

Adjusted EBITDA	$69.8	$48.8	$17.7	($16.2)	$120.1

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions) (Unaudited)	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	March 31, 2011

Net income	$28.6	$25.6	$7.3	$39.8	$101.3
Add back:
Income taxes	19.9	11.1	(2.5)	1.0	29.5
Interest expense, net of Interest income	35.9	35.5	35.0	33.2	139.6
Depreciation and amortization	41.8	42.2	44.0	44.1	172.1

EBITDA	126.2	114.4	83.8	118.1	442.5
Nonrecurring charges	3.0	2.8	8.4	2.8	17.0
Noncash charges	3.6	5.8	12.9	8.5	30.8
AFC interest expense	(1.8)	(1.9)	(2.1)	(2.1)	(7.9)

Adjusted EBITDA	$131.0	$121.1	$103.0	$127.3	$482.4

Segment Results

ADESA Results

	Three Months Ended March 31,
(Dollars in millions)	2011	2010
ADESA revenue	$268.3	$273.6
Cost of services*	155.0	156.0

Gross profit*	113.3	117.6
Selling, general and administrative	55.1	51.8
Depreciation and amortization	21.4	22.1

Operating profit	$36.8	$43.7

EBITDA	$58.5	$65.8
Adjustments	3.2	4.0

Adjusted EBITDA	$61.7	$69.8

*	Exclusive of depreciation and amortization

Revenue for ADESA for the three months ended March 31, 2011, decreased $5.3 million, or 2%, to $268.3 million, as compared with $273.6 million for the three months ended March 31, 2010. Gross profit for ADESA decreased $4.3 million, or 4%, to $113.3 million, as compared with $117.6 million for the three months ended March 31, 2010. Gross margin for ADESA was 42.2% for the three months ended March 31, 2011 versus 43.0% for the three months ended March 31, 2010. The decrease in revenue and gross profit were primarily a result of a 6% decrease in the number of vehicles sold, partially offset by a 4% increase in revenue per vehicle sold, both as compared to the three months ended March 31, 2010. Selling, general and administrative expense increased $3.3 million to $55.1 million, due primarily to increases in costs at acquired sites, fluctuations in the Canadian exchange rate and an increase in travel costs.

For the three months ended March 31, 2011, ADESA’s used vehicle conversion percentage declined to 66.7% as compared to 68.7% for the three months ended March 31, 2010. The decline in conversion rate was driven in part by the company’s growth in dealer consignment vehicles, which typically convert at a lower conversion rate than institutional vehicles.

IAAI Results

	Three Months Ended March 31,
(Dollars in millions)	2011	2010
IAAI revenue	$175.9	$158.8
Cost of services*	100.4	93.5

Gross profit*	75.5	65.3
Selling, general and administrative	20.6	20.6
Depreciation and amortization	16.4	14.8

Operating profit	$38.5	$29.9

EBITDA	$55.2	$45.1
Adjustments	2.4	3.7

Adjusted EBITDA	$57.6	$48.8

*	Exclusive of depreciation and amortization

Revenue from IAAI for the three months ended March 31, 2011 increased $17.1 million, or 11%, to $175.9 million, as compared with $158.8 million for the three months ended March 31, 2010. Gross profit at IAAI increased $10.2 million, or 16%, to $75.5 million, as compared with $65.3 million for the three months ended March 31, 2010. Gross margin for IAAI was 42.9% for the three months ended March 31, 2011 versus 41.1% for the three months ended March 31, 2010. The increases in revenue and gross profit for the three months ended March 31, 2011 were primarily a result of an increase in average selling price for vehicles sold at auction and the incremental revenue attributable to non-insurance vehicles sold in the three months ended March 31, 2011. Selling, general and administrative expense was $20.6 million for each of the three months ended March 31, 2011 and 2010.

AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2011	2010
AFC revenue	$38.5	$26.0
Cost of services*	7.7	6.5

Gross profit*	30.8	19.5
Selling, general and administrative	4.5	3.8
Depreciation and amortization	6.2	6.2

Operating profit	$20.1	$9.5

EBITDA	$26.3	$15.7
Adjustments	(1.4)	2.0

Adjusted EBITDA	$24.9	$17.7

Loan transactions	272,013	231,495
Revenue per loan transaction	$142	$113

*	Exclusive of depreciation and amortization

Revenue for AFC for the three months ended March 31, 2011 increased $12.5 million, or 48%, to $38.5 million, as compared with $26.0 million for the three months ended March 31, 2010. Gross profit at AFC increased $11.3 million, or 58%, to $30.8 million, as compared with $19.5 million for the three months ended March 31, 2010. Gross margin for AFC was 80% for the three months ended March 31, 2011 versus 75% for the three months ended March 31, 2010. The increase in revenue and gross profit were primarily a result of a 26% increase in revenue per loan transaction and an 18% increase in loan transaction units. The increase in revenue per loan transaction was primarily a result of the adoption of Accounting Standards Update 2009-16 in 2010, a decrease in credit losses, and increases in the average portfolio duration, floorplan fee income, average loan value and other income. Due primarily to increases in professional fees and other miscellaneous expenses, selling, general and administrative expense increased $0.7 million to $4.5 million.

LIQUIDITY AND CAPITAL RESOURCES

The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010

Cash and cash equivalents	$242.3	$119.1	$228.0
Restricted cash	5.8	8.6	10.1
Working capital	345.9	287.9	319.9
Amounts available under credit facility*	250.0	250.0	250.0
Cash flow from operations	81.3		232.2

*	KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s $1,865 million Credit Agreement, which was undrawn as of March 31, 2011. There were related outstanding letters of credit totaling approximately $29.6 million, $29.4 million and $32.7 million at March 31, 2011, December 31, 2010 and March 31, 2010, respectively, which reduce the amount available under the senior credit facility.

During the first quarter of 2011, the Company used cash of $16.1 million to purchase property, plant, equipment and computer software and $6.3 million for an acquisition and contingent payments for previous acquisitions.

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.